Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Bar Harbor Bankshares:
We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-122941) of Bar Harbor Bankshares of our report dated July 14, 2011 relating to the statements of net assets available for benefits of the Bar Harbor Bankshares 401 (k) Plan as of December 31, 2010 and 2009 and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2010 annual report on Form 11-K of Bar Harbor Bankshares 401 (k) Plan.
/s/ KPMG LLP
Albany, New York
July 14, 2011